Exhibit 99.1

ENTERPRISE EXTENDS 364-DAY REVOLVING CREDIT AGREEMENT

Houston, Texas (September 14, 2016) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) announced today that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has amended its 364-Day Revolving Credit Agreement to extend the maturity date of the facility to September 2017.
Under the terms of the amended facility, EPO may borrow up to $1.5 billion, which may be increased by up to $200 million to $1.7 billion at EPO’s election.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,000 miles of  pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

      Contacts:  Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
                       Rick Rainey, Media Relations (713) 381-3635
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